UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 12, 2026

CAVA Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41721	47-3426661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
14 Ridge Square NW, Suite 500
Washington, DC 20016
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (202) 400-2920
Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CAVA	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Certain Directors or Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 12, 2026, CAVA Group, Inc. (the “Company”), announced the appointment of Douglas W. Thompson, 62, as the Company’s Chief Operations Officer, effective as of March 2, 2026. Mr. Thompson will oversee the Company’s restaurant operations and field teams and report directly to the Company’s Chief Executive Officer, Brett Schulman.
Since October 2022, Mr. Thompson served as Chief Executive Officer of Tumble 22 Texas Chicken Joint, a Texas-based restaurant company. From August 2018 until December 2021, Mr. Thompson served as the Chief Operating Officer for Texas Roadhouse, where he also served as Vice President of Operations from January 2015 until August 2018 and in additional operational positions since August 2002. Prior to that, Mr. Thompson served in various operational roles at Carrabba’s Italian Grill and Outback Steakhouse.
In connection with this appointment, Mr. Thompson entered into an offer letter agreement with the Company, as amended, setting forth the terms of his employment (the “Offer Letter”). The Offer Letter provides that Mr. Thompson will receive an annual base salary of $550,000 and will have an annual target cash bonus opportunity equal to 75% of his annual base salary based on applicable individual goals and performance metrics as determined by the Board of Directors (the “Board”) of the Company or the Compensation Committee of the Board (the “Compensation Committee”). Commencing in fiscal year 2027, as determined by the Board or the Compensation Committee, Mr. Thompson will be eligible to receive an annual equity award with a grant date value of approximately $1,200,000, which award(s) are expected to vest over a 4-year term at a rate of 25% annually. The Offer Letter further provides that Mr. Thompson will be granted a one-time grant of time-based restricted stock units in connection with his commencement of employment with a grant date value of approximately $500,000, expected to vest over four years following the date of grant, subject to continued employment. The Offer Letter further provides that Mr. Thompson will receive a relocation/sign-on bonus of $200,000. Mr. Thompson will also be eligible to participate in the Company’s Executive Severance Plan in accordance with its terms.
The foregoing description of the Offer Letter is only a summary and is qualified in its entirety by reference to the text of the Offer Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 28, 2025.
There is no arrangement or understanding between Mr. Thompson and any other persons or entities pursuant to which Mr. Thompson was appointed to serve as Chief Operations Officer. Mr. Thompson does not have any family relationship with the Company’s executive officers or directors nor are there any related party transactions between the Company and Mr. Thompson that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits.
The following exhibit is being furnished as part of this report:

Exhibit No.	Description

99.1	Press release issued by CAVA Group, Inc. on January 12, 2026.
104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

Signatures
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: January 12, 2026	CAVA Group, Inc.

	By:	/s/ Tricia Tolivar
	Name:	Tricia Tolivar
	Title:	Chief Financial Officer